November 2015 Pricing Sheet dated November 13, 2015 relating to Preliminary Terms No. 504 dated November 10, 2015 Registration Statement No. 333-199966 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities

Jump Securities Based on the Value of the STOXX® Europe 600 Index due November 16, 2017
PRICING TERMS — November 13, 2015
Issuer:		JPMorgan Chase & Co.
Underlying index:		STOXX® Europe 600 Index
Aggregate principal amount:		$4,231,600
Payment at maturity:		▪ If the final index value is greater than or equal to the initial index value, you will receive at maturity a cash payment per $10 stated principal amount security equal to:
$10 + upside payment
▪ If the final index value is less than the initial index value, you will receive at maturity a cash payment per $10 stated principal amount security equal to:
$10 × index performance factor
This amount will be less than the stated principal amount of $10 and will represent a loss of some or all of your principal amount.
Upside payment:		$2.40 per security (24.00% of the stated principal amount).
Index performance factor:		final index value / initial index value
Initial index value:		The closing level of the underlying index on the pricing date, which was 369.53
Final index value:		The closing level of the underlying index on the valuation date
Stated principal amount:		$10 per security
Issue price:		$10 per security (see “Commissions and issue price” below)
Pricing date:		November 13, 2015
Original issue date (settlement date):		November 18, 2015
Valuation date:
November 13, 2017, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement no. 4a-I

Maturity date:
November 16, 2017, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

CUSIP / ISIN:		48127Y334 / US48127Y3348
Listing:		The securities will not be listed on any securities exchange.
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$10.00	$0.20(2)	$9.75
$0.05(3)
Total	$4,231,600.00	$105,790.00	$4,125,810.00
(1)	See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.20 per $10 stated principal amount security it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount security
The estimated value of the securities on the pricing date as determined by JPMS was $9.635 per $10 stated principal amount security.  See “Additional Information about the Securities — JPMS’s estimated value of the securities” in the accompanying preliminary terms for additional information.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
You should read this document together with the preliminary terms describing the offering and the related product supplement no. 4a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information about the Securities” in the accompanying preliminary terms.
Preliminary terms no. 504 dated November 10, 2015: http://www.sec.gov/Archives/edgar/data/19617/000114036115040571/formfwp.htm
Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf
Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.